UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule §240.14a-12

MAJESCO ENTERTAINMENT COMPANY
(Name of Registrant as Specified In Its Charter)

 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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 MAJESCO ENTERTAINMENT COMPANY

4041-T Hadley Road
S. Plainfield, New Jersey 07080
(732) 225-8910

SUPPLEMENT TO THE PROXY STATEMENT
Dated February 17, 2015

March 20, 2015

Dear Stockholder,

This supplement is being filed to supplement and correct disclosure solely relating to the effect of abstentions and broker non-votes on Proposal 6 as contained and described in the definitive proxy statement on Schedule 14A filed by Majesco Entertainment Company (the “Company”) with the U.S. Securities and Exchange Commission on February 17, 2015 (the “Proxy Statement”). The Proxy Statement relates to the Company’s Annual Meeting of Stockholders to be held on March 30, 2015. Except as specifically supplemented by the information contained herein, all information set forth in the Proxy Statement remains unchanged. From and after the date of this supplement, all references to the “Proxy Statement” are to the Proxy Statement as supplemented.

This supplement to the Proxy Statement updates the description of the effect of broker non-votes on Proposal 6 under the heading “General Information About the Annual Meeting—What Vote is Required to Approve Each Proposal and How are Votes Counted?—Proposal 6: Issuance of Shares of Common Stock Underlying the Series A Convertible Preferred Stock and Warrants” section of the Proxy Statement. Subsequent to the filing of the Proxy Statement, it came to our attention that the description of the impact of broker non-votes on Proposal 6 was improperly stated. By correcting this statement, the Company is not indicating that the Proxy Statement contained any material misstatements. The foregoing disclosure improperly stated that abstentions and broker non-votes would be counted towards the tabulation of votes cast on Proposal 6 and would have the same effect as a negative vote; however, abstentions and broker non-votes will in fact have no effect on the results of the vote on Proposal 6.  No action on your part is needed or requested as the entity responsible for tabulating votes is aware of this correction.

Sincerely,

/s/ Jesse Sutton
Majesco Entertainment Company
Chief Executive Officer